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                         November 14, 2022

       Daniel H. Schulman
       President, Chief Executive Officer and Director
       PayPal Holdings, Inc.
       2211 North First Street
       San Jose, CA 95131

                                                        Re: PayPal Holdings,
Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed April 19,
2022
                                                            File No. 001-36859

       Dear Daniel H. Schulman:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program